Exhibit 99.1

Tuesday, October 2, 2007, 9:00 a.m. EST

SOURCE: Uni-Pixel, Inc.

Uni-Pixel Inc. Completes $10 million Financing

THE WOODLANDS, TX - (PRNewswire) – October 2, 2007 – Uni-Pixel, Inc.  (OTCBB:UNXL), the developer of flat panel color display technology called Time Multiplexed Optical Shutter (“TMOS”), today announced that it has completed a $10.0 million private financing involving the purchase of 892,858 shares of 8% Series C Convertible Preferred Stock at $11.20 per share by Merrill Lynch PCG. Each outstanding share of the Company’s Series C Convertible Preferred Stock is convertible into eight shares of the Company’s common stock at any time.

Reed Killion, UniPixel’s President said, “The $10.0 million Series C Convertible Preferred financing from Merrill Lynch PCG allows UniPixel to accelerate the commercialization effort of our TMOS display technology and our Opcuity™ Active Layer Films. The decision to secure additional funding at this time was based on our advancements in early prototypes and the empirical test data we are seeing in our lab. We are very pleased to have Merrill Lynch PCG as an investor in UniPixel.”

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is a development stage corporation that has developed, patented, and is working to commercialize a new flat panel color display technology it calls Time Multiplexed Optical Shutter (“TMOS”). The Company’s corporate headquarters are located in The Woodlands, TX.  For further information, please see www.unipixel.com.

For further information contact:
Uni-Pixel, Inc. Investor Relations:
Antonio Treminio, 1-281-825-4588
Email: atreminio@unipixel.com